Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS SECOND
QUARTER AND YEAR TO DATE 2007 PROFIT
     Tempe, Ariz., July 30, 2007/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three and six months ended June 30, 2007 that included net income for each period.
     Net income for the three months ended June 30, 2007 was $1.0 million, compared to net income of $0.9 million for the comparable period in 2006. Net income for the six month period ended June 30, 2007 was $103,000 compared to a net loss of $1.1 million for the comparable period in 2006.
     Net sales for the three months ended June 30, 2007, decreased 15.6% to $26.7 million compared to $31.7 million for 2006. The decrease in net sales was primarily due to reductions in OEM sales, because Nissan’s new generation Sentra is not currently including Rockford Fosgate systems at the same rate as in the last year of the prior generation, and to lower sales in the mass retail distribution channel.
     Gross margin for the three months ended June 30, 2007 decreased to 31.4% compared to 32.8% for the same period in 2006. The decrease in gross margin percentage was primarily due to lower sales and higher discounts for discontinued product lines, partially offset by lower product costs and higher royalty revenue.
     William R. Jackson, President, commented, “Overall, we feel very good about our progress. We are profitable for the first half of the year for the first time since 2003. We continue to see the favorable impact of our new business model. Expenses are down as we continue to implement our outsourcing plans. We expect to substantially complete them in 2008.”
     Mr. Jackson continued, “the car audio aftermarket continues to be challenging. We experienced softness in sales in our mass retail channels in the first half of 2007. We continue to work with our customers in this channel to increase their focus on and sell through of our products. The new 2007 Rockford Fosgate products continue to get rave reviews from retailers and end consumers. Our new products provide improved performance, better reliability and simple to integrate platforms. Our dealers worldwide have received these products with great enthusiasm. The 2007 product line has been key in returning us to profitability for the first half of 2007.”
     During 2007 Rockford expects to transition more manufacturing of Rockford Fosgate products to outsourcing partners. Rockford has currently outsourced the Punch and Power series amplifier circuit boards, but is doing final assembly, testing and packaging at its facility in Tempe Arizona. Rockford expects to complete outsourcing of final assembly for aftermarket amplifiers in 2008. Rockford’s Michigan speaker manufacturing facility completed its final build of aftermarket products in the second quarter of 2007. Rockford retained only about half of the Michigan facility for use as a warehouse and for very limited OEM integration and test activities.
     Operating expenses for the three months ended June 30, 2007, decreased 22.5% to $7.0 million compared to the 2006 level of $9.1 million. Operating expenses for the six month ended June 30, 2007 decreased 17.1% to $15.5 million compared to the 2006 level of $18.6 million. In the first half of 2007 operating expenses included a special charge of approximately $1.1 million primarily related to the Retirement and Salary Continuation Agreement for Rockford’s former Chief Executive Officer.
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.

     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Rockford’s revenues have continued to decline in the first half of 2007, with some of the decline attributable to continued weakness in the mobile audio market and some to end of life product sales in the first half of 2007. If sales erode further, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to grow its aftermarket and OEM businesses, and overall financial performance. Under such circumstances, Rockford might not be able to sustain the return of its business to profitability achieved for the first half of 2007.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2007. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2006 and 2007
($000s omitted except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2007	2006	2007
Net sales	$31,668	$26,740	$61,596	$53,112
Cost of goods sold	21,295	18,342	43,365	36,834

Gross profit	10,373	8,398	18,231	16,278
Operating expenses:
Sales and marketing	4,730	3,889	9,918	7,353
General and administrative	3,574	2,452	7,175	6,588
Research and development	787	704	1,540	1,512

Total operating expenses	9,091	7,045	18,633	15,453

Operating income (loss)	1,282	1,353	(402)	825
Interest and other expense, net	256	383	631	722

Income (loss) from continuing operations before income taxes	1,026	970	(1,033)	103
Income tax expense	—	—	—	—

Income (loss) from continuing operations	1,026	970	(1,033)	103
Loss from discontinued operations	(114)	—	(108)	—

Net income (loss)	$912	$970	$(1,141)	$103

Net income (loss) per common share:
Income (loss) from continuing operations
Basic	$0.11	$0.10	$(0.11)	$0.01

Diluted	$0.10	$0.10	$(0.11)	$0.01

Loss from discontinued operations
Basic	$(0.01)	$0.00	$(0.01)	$0.00

Diluted	$(0.01)	$0.00	$(0.01)	$0.00

Net income (loss)
Basic	$0.10	$0.10	$(0.12)	$0.01

Diluted	$0.09	$0.10	$(0.12)	$0.01

Weighted average shares:
Basic	9,386	9401	9,385	9,399

Diluted	11,759	11,499	9,385	9,469

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets
At December 31, 2006 and June 30, 2007
(In thousands)

	December 31,	June 30,
	2006	2007
	(unaudited)
ASSETS

Current assets:
Cash	$—	$—
Accounts receivable, net	19,242	26,984
Inventories	19,612	17,567
Prepaid expenses and other current assets	1,998	1,569

Total current assets	40,852	46,120

Property and equipment, net	2,487	2,054
Other assets	1,216	902

Total assets	$44,555	$49,076

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,094	$8,974
Accrued salaries and incentives	1,485	1,537
Accrued warranty and returns	2,199	2,104
Other accrued liabilities	2,193	2,459
Current portion of other long-term liabilities	1,002	479
Current portion of long term debt	10,400	12,909

Total current liabilities	24,373	28,462

Notes payable	9,278	9,324
Other long-term liabilities	659	781

Total liabilities	34,310	38,567

Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	37,995	38,154
Retained deficit	(28,255)	(28,152)
Accumulated other comprehensive income	411	413

Total shareholders’ equity	10,245	10,509

Total liabilities and shareholders’ equity	$44,555	$49,076

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